EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President - Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. PROVIDES UPDATE ON

FIRST QUARTER REVENUE AND EARNINGS

KOKOMO, IN, January 10, 2013 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), reported today that, based on currently available information, revenue and earnings for the Company’s first fiscal quarter ended December 31, 2012 are expected to be lower than previously anticipated by the Company.  The Company currently expects first quarter revenue to be $114.3 million and first quarter net income to be in the range of $5.5 million to $6.0 million.  Mark Comerford, President and Chief Executive Officer, said “During our first quarter, our customers exercised increased caution in making purchases, which we attribute to ongoing uncertain economic conditions.  As a result, earnings for the quarter ended December 31, 2012 will be lower than previously anticipated and we expect earnings will be uncertain in the near future due to lack of visibility.  We continue to believe in the long-term growth potential of the aerospace, land-based gas turbine and chemical processing markets and we will continue to implement our capital spending projects in line with our plans to meet the growth requirements of those target markets.”

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.